EXHIBIT 23



           Independent Auditors' Report and Consent



The Board of Directors and Stockholders
Crompton & Knowles Corporation

Under date of January 27, 1999, we reported on the consolidated balance sheets of Crompton & Knowles Corporation and subsidiaries (the Company) as of December 26, 1998 and December 27, 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 26, 1998, which are incorporated by reference in this Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in this Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 33-21246, 33-42280, 33-67600 and 333-62429) on
Form S-8 of Crompton & Knowles Corporation of our report, dated January 27, 1999, relating to the consolidated balance sheets of Crompton & Knowles Corporation and subsidiaries as of December 26, 1998 and December 27, 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 26, 1998, which report is incorporated by reference in the December 26, 1998 Annual Report on Form 10-K of Crompton & Knowles Corporation.



                                /S/KPMG LLP
                                   KPMG LLP

Stamford, Connecticut
March 26, 1999